Exhibit 11

Matria Healthcare, Inc. and Subsidiaries
Computation of Earnings (Loss) per Share
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Basic
Net earnings
Continuing operations	$4,834	$756	$8,250	$902
Discontinued operations	2,391	4,318	3,898	7,978
Net earnings available to common shareholders	$7,225	$5,074	$12,148	$8,880

Shares:
Weighted average number of common shares outstanding	20,970	17,775	20,916	16,867

Net earnings per common share:
Continuing operations	$0.23	$0.04	$0.39	$0.05
Discontinued operations	0.11	0.25	0.19	0.48
	$0.34	$0.29	$0.58	$0.53

Diluted
Net earnings available to common shareholders	$7,225	$5,074	$12,148	$8,880

Shares:
Weighted average number of common shares outstanding	20,970	17,775	20,916	16,867
Shares issuable from assumed exercise of options and purchases under employee stock purchase plan	604	1,001	744	1,040
	21,574	18,776	21,660	17,907

Net earnings per common share:
Continuing operations	$0.22	$0.04	$0.38	$0.05
Discontinued operations	0.11	0.23	0.18	0.45
	$0.33	$0.27	$0.56	$0.50